Exhibit 99.1

Contacts:	Dan Petro, CFA, Vice President, Treasury and Investor Relations Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / pes@dennardlascar.com Dennard Lascar Investor Relations / (713) 529-6600
Pioneer Energy Services Appoints Tamara Morytko
to its Board of Directors
SAN ANTONIO, Texas, July 2, 2019 - Pioneer Energy Services Corp. (NYSE: PES) today announced that Tamara Morytko has been appointed as a new independent director to Pioneer’s Board of Directors.
Ms. Morytko is an accomplished executive leader with significant experience in the aerospace industry, materials manufacturing sector and the oilfield services industry. Ms. Morytko serves as the Chief Operating Officer and Senior Vice President of Administration of Norsk Titanium since February 2018. Prior to joining Norsk Titanium, Ms. Morytko held various executive leadership roles at Baker Hughes Incorporated from 2010 to 2017. At Baker Hughes, Ms. Morytko had full profit and loss responsibility for Baker Hughes’ Asia Pacific Operations spanning China, Southeast Asia, Indonesia and Australasia from 2016 to 2017 as well as those of North America Operations - South earlier in her tenure. Prior to those roles, Ms. Morytko held various other senior leadership roles at Baker Hughes as well as Pratt & Whitney, a United Technologies Company.
“We are delighted to have Tamara join Pioneer as an independent director,” said Dean A. Burkhardt, Chairman of the Board of Pioneer. “Tamara’s extensive financial, operational and strategic global experience, along with her industry knowledge, makes her a valuable addition to the Board, and we look forward to her contributions to the Board and Pioneer.”
About Pioneer
Pioneer Energy Services provides well servicing, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its three production services business segments. Pioneer also provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its two drilling services business segments.